Exhibit D

EXECUTION VERSION

INVESTOR AGREEMENT

By and Between

SK ECOPLANT CO., LTD. AND

BLOOM ENERGY CORPORATION

Dated as of December 29, 2021

TABLE OF CONTENTS

1.	Definitions		1
2.	Restrictions on Beneficial Ownership		6
	2.1	Standstill	6
	2.2	Waiver	7
	2.3	Termination of Standstill	8
3.	Restrictions on Dispositions		8
	3.1	Lock-Up	8
	3.2	Termination of Lock-Up	8
	3.3	Effect of Prohibited Disposition	8
4.	Voting Agreement		9
	4.1	Voting of Securities	9
	4.2	Quorum	9
	4.3	Exceptions	9
5.	Board Composition		10
6.	Preemptive Rights		11
	6.1	General	11
	6.2	Procedures	12
	6.3	Registration Rights	12
7.	Miscellaneous		12
	7.1	Governing Law; Submission to Jurisdiction	12
	7.2	Dispute Resolution	12
	7.3	Waiver	13
	7.4	Notices	13
	7.5	Entire Agreement	13
	7.6	Amendments	13
	7.7	Interpretation	13
	7.8	Severability	14
	7.9	Assignment	14
	7.10	Successors and Assigns	14
	7.11	Counterparts	14
	7.12	Fees and Expenses	14
	7.13	Third Party Beneficiaries	14

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7.14	Remedies	15
7.15	Specific Performance	15
7.16	Confidentiality	15
7.17	Further Assurances	16
7.18	Termination	16

Exhibit A – Form of Irrevocable Proxy

Exhibit B – Notice Addresses

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INVESTOR AGREEMENT

THIS INVESTOR AGREEMENT (this “Agreement”) is made as of December 29, 2021, by and between SK ecoplant Co., Ltd. (the “Investor”) and Bloom Energy Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Securities Purchase Agreement, dated as of October 23, 2021, by and between the Investor and the Company (the “Purchase Agreement”) provides for the issuance and sale by the Company to the Investor, and the purchase by the Investor, of the First Tranche Shares (as defined in the Purchase Agreement) and the Second Tranche Shares (as defined in the Purchase Agreement) (the First Tranche Shares, the Second Tranche Shares and the Conversion Shares (as defined in the Purchase Agreement), collectively, the “Purchased Securities”); and

WHEREAS, as a condition to consummating the transactions contemplated by the Purchase Agreement, the Investor and the Company have agreed upon certain rights and restrictions as set forth herein with respect to the Purchased Securities and other securities of the Company beneficially owned by the Investor, and it is a condition to the First Closing (as defined in the Purchase Agreement) that this Agreement be executed and delivered by the Investor and the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) “Acceptance Notice” shall have the meanings set forth in Section 6.2.

(b) “Acquisition Proposal” shall have the meaning set forth in Section 2.1(d).

(c) “Affiliate” shall mean, with respect to any Person, another Person that controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (i) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (ii) in the case of non-corporate entities, direct or indirect ownership of more than fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. For the purposes of this Agreement, in no event shall (x) the Investor or any of its Affiliates be deemed Affiliates of the Company or any of its Affiliates; (y) the Company or any of its Affiliates be deemed Affiliates of the Investor or any of its Affiliates; and (z) any joint venture entity or any other Person formed pursuant to the Joint Venture Agreement or the Preferred Distributor Agreement be deemed an Affiliate of either the Company or the Investor.

(d) “Agreement” shall have the meaning set forth in the Preamble, including all Exhibits attached hereto.

(e) “Arbitration” shall have the meaning set forth in Section 7.2.

(f) “Award” shall have the meaning set forth in Section 7.2.

(g) “beneficial owner,” “beneficially owns,” “beneficial ownership” and terms of similar import used in this Agreement shall, with respect to a Person, have the meaning set forth in Rule 13d-3 under the Exchange Act (i) assuming the full conversion into, and exercise and exchange for, shares of Common Stock of all Common Stock Equivalents beneficially owned by such Person and (ii) determined without regard for the number of days within which such Person has the right to acquire such beneficial ownership.

(h) “Board” shall mean the Board of Directors of the Company.

(i) “Business Combination” shall have the meaning set forth in Section 2.1(g).

(j) “Business Day” shall mean a day on which commercial banking institutions in New York, New York and Seoul, the Republic of Korea are open for business.

(k) “Cap” shall mean fifteen percent (15%) of the issued and outstanding capital stock of the Company.

(l) “Change of Control” shall mean, with respect to the Company, any of the following events: (i) any Person is or becomes the beneficial owner (except that a Person shall be deemed to have beneficial ownership of all shares that any such Person has the right to acquire, whether such right which may be exercised immediately or only after the passage of time), directly or indirectly, of a majority of the total voting power represented by all shares of Common Stock and any other voting securities of the Company then issued and outstanding; (ii) the Company consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into the Company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person becomes the beneficial owner, directly or indirectly, of a majority of the total voting power of all shares of Common Stock and any other voting securities of the Company then issued and outstanding or (iii) the Company conveys, transfers or leases all or substantially all of its assets to any Person other than a wholly-owned Affiliate of the Company.

(m) “Class A Common Stock” shall mean the Class A Common Stock of the Company, $0.0001 par value per share.

(n) “Class B Common Stock” shall mean the Class B Common Stock of the Company, $0.0001 par value per share.

(o) “Commercial Cooperation Agreement” shall mean the Commercial Cooperation Agreement, dated as of the date of the Purchase Agreement, by and between the Company and SK ecoplant Co., Ltd., as may be amended, modified and supplemented, from time to time.

(p) “Common Stock” shall mean the Class A Common Stock, the Class B Common Stock and any other class of common stock of the Company authorized whether now or hereafter.

(q) “Common Stock Equivalents” shall mean any options, warrants or other securities or rights convertible into or exercisable or exchangeable for, whether directly or following conversion into or exercise or exchange for other options, warrants or other securities or rights, shares of Common Stock.

(r) “Company” shall have the meaning set forth in the Preamble.

(s) “Derivative” shall have the meaning set forth in Section 2.1(a).

(t) “Director Conditions” shall have the meaning set forth in Section 5(b).

(u) “Director Period” shall mean the period commencing on the Second Closing Date and ending on the date on which the Investor (including SK ecoplant and the SPV) and its Subsidiaries beneficially own less than five percent (5.0%) of the shares of Common Stock then issued and outstanding.

(v) “Disposition” or “Dispose of” shall mean any (i) offer, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant for the sale of, or other disposition of or transfer of any shares of Common Stock, or any Common Stock Equivalents, including, without limitation, any “short sale” or similar arrangement, or (ii) hedge, swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequence of ownership of shares of Common Stock, whether any such hedge, swap, agreement or transaction is to be settled by delivery of Common Stock, other securities, in cash or otherwise.

(w) “Dispute” shall have the meaning set forth in Section 7.2.

(x) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

(y) “First Closing Date” shall have the meaning set forth in the Purchase Agreement.

(z) “Governmental Authority” shall mean any court, agency, authority, department, or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or country or any supranational organization of which any such country is a member.

(aa) “ICC Arbitration Rules” shall have the meaning set forth in Section 7.2.

(bb) “Investor” shall have the meaning set forth in the Preamble.

(cc) “Investor Designee” shall have the meaning set forth in Section 5(a).

(dd) “Joint Venture Agreement” shall mean the Joint Venture Agreement, dated September 24, 2019, by and between the Company and SK ecoplant Co., Ltd. (f/k/a SK Engineering & Construction Co., Ltd.), as may be amended, modified and supplemented, from time to time.

(ee) “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority.

(ff) “Lock-Up Term” shall have the meaning set forth in Section 3.1.

(gg) “Modified Clause” shall have the meaning set forth in Section 7.8.

(hh) “New Securities” shall mean any shares of Common Stock or Common Stock Equivalents, except for (a) shares of Common Stock or Common Stock Equivalents that are issued pursuant to the Company’s stock option and incentive plans or other employee or director compensation plans; (b) shares of Common Stock or Common Stock Equivalents that are issued as matching contributions under the Company’s 401(k) plan; (c) shares of Common Stock or Common Stock Equivalents that are issued as a dividend or other distribution on outstanding securities of the Company; (d) shares of Common Stock or Common Stock Equivalents that are issued by reason of a stock split, split-up or other reorganization or recapitalization of the Company; (e) shares of Common Stock or Common Stock Equivalents issued as acquisition consideration pursuant to the acquisition of another Person by the Company by merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement; and (f) the Preemptive Right Shares.

(ii) “Offeror” shall have the meaning set forth in Section 2.1(d).

(jj) “Permitted Purchases” shall mean purchases of Common Stock by the Investor, subject to compliance with Section 3.1 to the extent necessary to maintain its status as the largest shareholder of the Company by no less than one percent (1%) of the issued and outstanding capital stock of the Company, provided that in no event shall the Investor’s ownership exceed the Cap.

(kk) “Person” shall mean any individual, partnership, limited liability company, firm, corporation, trust, unincorporated organization, government or any department or agency thereof or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

(ll) “Preemptive Right Notice” shall have the meaning set forth in Section 6.2

(mm) “Preemptive Right Shares” shall have the meaning set forth in Section 6.1.

(nn) “Preferred Distributor Agreement” shall mean the Amended and Restated Preferred Distributor Agreement, dated as of the date of the Purchase Agreement, by and among the Company, SK ecoplant Co., Ltd. and Bloom SK Fuel Cell, LLC, as may be amended, modified and supplemented, from time to time.

(oo) “Purchase Agreement” shall have the meaning set forth in the Preamble, and shall include all Exhibits attached thereto.

(pp) “Purchased Securities” shall have the meaning set forth in the Preamble, and shall be adjusted for (i) any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization and (ii) any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the Purchased Securities.

(qq) “registers,” “registered,” and “registration” refer to a registration effected by preparing and filing a Registration Statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such Registration Statement or document by the SEC.

(rr) “Registration Statement” means a registration statement filed by the Company with the SEC in compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder for the registration of securities.

(ss) “Representatives” shall mean, with respect to any Person, its officers, directors, principals, partners, managers, members, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, potential debt and equity financing sources (excluding any co-investors), and other representatives. For the avoidance of doubt, potential debt and equity financing sources are Representatives, whether or not the Investor contacts any one of them before or after the First Closing Date.

(tt) “SEC” shall mean the United States Securities and Exchange Commission. Agreement. Purchase Agreement.

(uu) “Second Closing” shall have the meaning set forth in the Purchase Agreement.

(vv) “Second Closing Date” shall have the meaning set forth in the Purchase Agreement.

(ww) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

(xx) “SK ecoplant” shall mean SK ecoplant Co., Ltd.

(yy) “SPV” shall have the meaning set forth in the Purchase Agreement.

(zz) “Standstill Term” shall have the meaning set forth in Section 2.1.

(aaa) “Subsidiary” shall mean, with respect to any Person, any other Person of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the outstanding equity securities or securities carrying the voting power in the election of the board of directors or other governing body of such Person.

(bbb) “Third Party” shall mean any Person other than the Investor or any of its Affiliates.

(ccc) “Tribunal” shall have the meaning set forth in Section 7.2.

2. Restrictions on Beneficial Ownership.

2.1 Standstill. During the period (such period, the “Standstill Term”) commencing as of the First Closing Date and continuing until the later of (i) the second (2nd) anniversary of the Second Closing Date, (ii) the date on which the Investor ceases to have the right to designate a director to the Board pursuant to Section 5, and (iii) the date on which the Investor (including SK ecoplant and SPV) and its Subsidiaries beneficially own less than five percent (5.0%) of the shares of Common Stock then issued and outstanding, the Investor (including SK ecoplant and the SPV) and its Subsidiaries shall not do any of the following, except as approved, invited or waived by the Company or the Board, or as contemplated by this Agreement:

(a) other than Permitted Purchases and purchases of Preemptive Right Shares, directly or indirectly, acquire beneficial ownership of Common Stock and/or Common Stock Equivalents and/or any instrument that gives the Investor the economic equivalent of ownership of an amount of securities of the Company (a “Derivative”), except, nothing in this Section 2.1(a) shall prevent or prohibit the Investor from investing in a fund with respect to which the Investor does not have or share decision-making authority over investment or divestment decisions;

(b) make a tender, exchange or other public offer to acquire Common Stock and/or Common Stock Equivalents;

(c) directly or indirectly, (i) seek to have called any meeting of the stockholders of the Company or propose any matter to be voted upon by the stockholders of the Company, or (ii) propose or nominate for election to the Board any person whose nomination has not been approved by a majority of the Board (excluding the Investor Designee, if any);

(d) directly or indirectly, encourage, accept or support a tender, exchange or other offer or proposal by any other Person or group (an “Offeror”) for securities of the Company (if such offer or proposal would, if consummated, result in a Change of Control of the Company, such offer or proposal is referred to as an “Acquisition Proposal”);

(e) directly or indirectly, solicit proxies or consents or propose or seek or become a participant in a solicitation (as such terms are defined in Regulation 14A under the Exchange Act), or seek to advise or influence any Person, with respect to voting of any securities of the Company;

(f) deposit any securities of the Company in a voting trust or subject any securities of the Company to any arrangement or agreement with respect to the voting of such securities, including the granting of any proxy (other than pursuant to this Agreement);

(g) propose (i) any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, purchase of any securities of the Company or any Derivative, or any similar transaction involving the Company or (ii) any recapitalization, restructuring, liquidation or other extraordinary transaction with respect to the Company, in each case without the prior written consent of the Board (a transaction described in clauses (i) and (ii) that would result in a Change of Control, is referred to as a “Business Combination”);

(h) act in concert with any Third Party to take any action in clauses (a) through (g) above, or, directly or indirectly, form, join or in any way participate in a “partnership, limited partnership, syndicate, or other group” as such terms are used in the rules of the SEC with respect to the Company or any securities of the Company;

(i) request or propose to the Board or the Company (or any of its officers, directors, Affiliates employees, attorneys, accountants, financial advisors and other professional representatives), directly or indirectly, any amendment or waiver of any provision of this Section 2.1 (including this clause (i));

(j) make any public announcement regarding, or take any action that could require the Company to make a public announcement regarding, a potential Business Combination or any of the matters set forth in clauses (a) through (i) above; or

(k) enter into discussions, negotiations, arrangements or agreements with any Person relating to the foregoing actions referred to in (a) through (i) above;

provided, however, that nothing contained in this Section 2.1 shall prevent, restrict, encumber, or limit in any manner: (A) the Investor or any of its Affiliates from making confidential, nonpublic proposals to the Board for a transaction involving a Business Combination following the public announcement by the Company after the Second Closing Date that it has entered into a definitive agreement with a Third Party for a transaction involving a Business Combination; (B) the Investor Designee from performing its duties as a member of the Board; or (C) the Investor or any of its Affiliates from exercising their respective rights, performing their respective obligations or otherwise consummating the transactions contemplated by this Agreement, the Purchase Agreement, Joint Venture Agreement, or the Preferred Distributor Agreement, in each case, in accordance with the terms hereof and thereof.

2.2 Waiver. Notwithstanding anything to the contrary set forth herein, including Section 2.1(i), upon request by Investor that Section 2.1(a) be waived, the Investor and the Company shall discuss in good faith whether such request shall be granted.

2.3 Termination of Standstill. Notwithstanding anything to the contrary contained in this Agreement, the Standstill Term shall terminate upon the occurrence of any of the following events:

(a) a Change of Control;

(b) the Company files a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 of the Exchange Act) recommending that stockholders accept any such offer filed after such offer has commenced; or

(c) a breach by the Company of any provision of the Purchase Agreement or this Agreement after the First Closing and prior to the Second Closing.

3. Restrictions on Dispositions.

3.1 Lock-Up. During the period (such period, the “Lock-Up Term”) commencing as of the Second Closing Date and continuing until the second (2nd) anniversary of the Second Closing Date, the Investor (including SK ecoplant and the SPV) and its Subsidiaries shall not, except with the prior consent of a majority of the Board (excluding the Investor Designee, if any):

(a) Dispose of any of the Purchased Securities or any other shares of Common Stock beneficially owned by it as of the date of this Agreement, together with any shares of Common Stock issued in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalization; or

(b) Dispose of any Common Stock issued as (or issuable upon the exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange or in replacement of, the shares of Common Stock described in clause (a) above.

3.2 Termination of Lock-Up. Notwithstanding anything to the contrary contained herein, the Lock-Up Term shall terminate upon the occurrence of any of the following events:

(a) a Change of Control; or

(b) the Company files a Schedule 14D-9 (or successor form of Tender Offer Solicitation/Recommendation Statement under Rule 14d-9 of the Exchange Act) recommending that stockholders accept any such offer filed after such offer has commenced.

3.3 Effect of Prohibited Disposition. If any Disposition is made or attempted contrary to the provisions of this Agreement, (a) such purported Disposition shall be void ab initio, (b) the Company shall have, in addition to all other legal or equitable remedies that it may have, the right to injunctive relief and specific performance to enforce the provisions of this Agreement, and (c) the Company shall have the right to refuse to recognize any transferee in a Disposition as a stockholder for any purpose.

4. Voting Agreement.

4.1 Voting of Securities. Subject to Section 4.3, from the Second Closing Date until termination or expiration of the Standstill Term, in any vote or action by written consent of the stockholders of the Company (including, without limitation, with respect to the election of directors), the Investor shall vote or execute a written consent with respect to all voting securities of the Company as to which it is entitled to vote or execute a written consent in accordance with the recommendation of a majority of the Board. In furtherance of this Section 4.1, the Investor shall, if and when requested by the Company from time to time, promptly execute and deliver to the Company an irrevocable proxy, substantially in the form of Exhibit A attached hereto, and irrevocably appoint the Company or its designees, with full power of substitution, its attorney, agent and proxy to vote (or cause to be voted) or to give consent with respect to, all of the voting securities of the Company as to which the Investor is entitled to vote, in the manner and with respect to the matters set forth in this Section 4.1. The Investor acknowledges that any such proxy executed and delivered shall be coupled with an interest, shall constitute, among other things, an inducement for the Company to enter into this Agreement, shall be irrevocable and binding on any successor in interest of the Investor and shall not be terminated by operation of Law upon the occurrence of any event. Such proxy shall operate to revoke and render void any prior proxy as to any voting securities of the Company heretofore granted by the Investor, to the extent it is inconsistent herewith. Such proxy shall terminate upon the earlier of the expiration or termination of the Standstill Term and this Section 4.1. For the avoidance of doubt, this Section 4.1 and the proxies granted pursuant to this Section 4.1 shall not apply to any voting securities of the Company held by an executive officer or director of the Investor for his or her personal account or to any matters to which Investor retains voting rights pursuant to Section 4.3.

4.2 Quorum. In furtherance of Section 4.1, the Investor shall be present in person or represented by proxy at all meetings of stockholders to the extent necessary so that all voting securities of the Company as to which they are entitled to vote shall be counted as present for the purpose of determining the presence of a quorum at such meeting.

4.3 Exceptions. Notwithstanding anything to the contrary contained in this Agreement, the Investor may vote, or execute a written consent with respect to, any or all of the voting securities of the Company as to which it is entitled to vote or execute a written consent, as it may determine in its sole discretion with respect to any matter presented to the shareholders of the Company regarding any transaction between the Company and any Korean company operating in the Korean construction business.

5. Board Composition.

(a) Subject to the terms of this Section 5, effective as of the Second Closing Date, the Board will appoint a designee of the Investor (the “Investor Designee”) as a director of the Company for a term expiring at the Company’s next annual meeting of stockholders or upon such Investor Designee’s earlier death, disability, resignation or removal (including removal by operation of Law). The Company and the Investor shall agree on the identity of the Investor Designee prior to the Second Closing Date and such agreement shall be a condition precedent to the obligation of each of the Company and the Investor to consummate the Second Closing. The Company agrees that, during the Director Period, the Board shall nominate the individual serving as such Investor Designee (or any individual subsequently designated by the Investor to serve as the Investor Designee) for election or re-election, as the case may be, as a director at each subsequent meeting of the Company’s stockholders at which directors are to be elected, and use commercially reasonable efforts to cause the Investor Designee to be elected or re-elected, including providing the same level of support as is provided for other nominees. Upon the end of the Director Period, the Investor shall cause the Investor Designee to tender to the Board, as soon as practicable and in any event within five (5) days following the end of the Director Period, his or her resignation from the Board. During the Director Period, the Board will not decrease the size of the Board if such decrease would require the resignation of the Investor Designee.

(b) As a condition to any appointment or nomination for election to the Board, each Investor Designee shall (i) meet the qualifications required of all directors of the Company by the Company’s Nominating and Corporate Governance Committee and those mandated by applicable Law, (ii) agree, in writing, to be bound by the terms and conditions of all of the Company’s policies applicable to its directors, (iii) make such acknowledgements and enter into such agreements as the Company requires of all directors, including, without limitation, with respect to confidentiality, the Company’s code of ethics, insider trading policy and Section 16 reporting procedures, and (iv) be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Board (the “Director Conditions”). Without limiting the foregoing, each proposed Investor Designee shall be subject to satisfaction of the criteria for Board membership established by the Nominating and Corporate Governance Committee of the Board, including the director qualification criteria thereof, as determined in the reasonable and good faith discretion of the Nominating and Corporate Governance Committee of the Board and the Board in the same manner as the Nominating and Corporate Governance Committee of the Board and the Board would consider any candidate for Board membership. The Board or the Nominating and Corporate Governance Committee of the Board will evaluate the Investor Designee for potential roles on the committees of the Board, consistent with evaluations of other directors for such positions and subject to applicable Law and the listing rules and requirements of The New York Stock Exchange.

(c) If an Investor Designee resigns from the Board, is removed, or refuses or is unable to serve or fulfill his or her duties as a director because of death or disability, in each case prior to the expiration of the Director Period, the Investor shall have the right to select a replacement Investor Designee, reasonably acceptable to the Board and subject to compliance with the Director Conditions, and shall provide the Company with the name of and relevant background information for such replacement Investor Designee. Subject to the terms of this Section 5, within twenty (20) days following receipt of such information and compliance with the Director Conditions, the Board will appoint such replacement Investor Designee to the Board to replace the departing Investor Designee to serve the remaining term of the departing Investor Designee, and the replacement Investor Designee shall be considered an Investor Designee for all purposes of this Section 5.

(d) All confidential or proprietary information and data relating to the Company and its Affiliates provided by the Company to the Investor Designee shall be deemed confidential information and will be kept confidential and not disclosed to any Person outside of the Company. Notwithstanding the confidentiality obligations set forth in Section 5(b)(iii) and the foregoing, and subject to Section 7.16, the Investor Designee shall be permitted to disclose such confidential information to the executive officers and members of the board of directors (or equivalent governance body) of SK ecoplant and its Subsidiaries and their advisers (such as legal counsel) having a duty of confidentiality to the Investor, provided (i) such disclosure is made on a need-to-know basis solely for the purposes of, and to the extent necessary to, monitor and make decisions regarding the Investor’s investment in the Company, and (ii) that the Investor (whether SK ecoplant or the SVP) will be liable for any breach by any of such Persons of the confidentiality obligations applicable to the Investor Designee. Upon the resignation or removal of the Investor Designee from the Board and written request (including via email) from the Company, such Investor Designee shall either promptly (x) destroy all confidential information of the Company that he or she received in his or her capacity as a director in his or her possession or control and any copies thereof or (y) return to the Company all confidential information of the Company that he or she received in his or her capacity as a director in his or her possession or control and any copies thereof (but the Investor Designee need not purge electronic archives and backups), and, in either case, confirm in writing (which may be via email) to the Company that all such material has been destroyed or returned, as applicable, in compliance with this Section 5.

(e) If any Investor Designee is an employee of, or otherwise compensated by, the Investor or any of its Affiliates, such Investor Designee shall not be entitled to any compensation from the Company in connection with his or her role as a director or service on the Board or any committee. The Investor Designee will be entitled to reimbursement from the Company of out of pocket expenses in connection with his or her role as a director consistent with other directors on the Board.

(f) Notwithstanding anything contained herein to the contrary, if the Board (or any committee thereof) shall consider (i) a proposed contract, transaction or other arrangement between the Investor or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, (ii) the enforcement or waiver of the rights of the Company or any of its Affiliates under any agreement between the Investor or any of its Affiliates, on the one hand, and the Company or any of its Affiliates, on the other hand, or (iii) a matter which the Board determines in good faith presents an actual or potential conflict of interest for the Investor Designee, then the Investor Designee will, if directed by the chairperson of the Board or the remaining directors, be excluded from participation in such Board or committee meeting (or portion thereof, as applicable) at which such matters are to be discussed, and the Investor Designee will not be entitled to receive copies of the materials or other documents relating to such matter or meeting (or portion thereof, as applicable).

6. Preemptive Rights.

6.1 General. After the Second Closing Date, if the Company proposes to issue any New Securities, the Investor shall have the right to purchase up to such number of New Securities as required to maintain its fully-diluted ownership as at immediately prior to the issuance of such New Securities, on the same terms and conditions that are applicable to such New Securities, and at a price per share or security equal to the price paid by the purchaser(s) in such issuance of New Securities (such shares, the “Preemptive Right Shares”). For purposes of this Section 6, “fully-diluted ownership” shall mean the issued and outstanding Common Stock of the Company, assuming the conversion of all Common Stock Equivalents.

6.2 Procedures. After the Second Closing Date, in the event that the Company proposes to issue any New Securities, it shall, prior to such issuance of New Securities, deliver a written notice to the Investor (a “Preemptive Right Notice”), stating (a) the Company’s intention to issue New Securities; (b) the amount and type of New Securities that the Company proposes to issue, and correspondingly, the number of Preemptive Right Shares that the Investor is entitled to purchase and (c) the material terms and conditions of the proposed issuance, including without limitation, the price of such New Securities (or (i) if such price is not clearly identifiable, such effective price per share as is reasonably determined by the Company in good faith or (ii) in the case of issuance of restricted stock, the fair market value of such restricted stock as determined by the Company in the ordinary course in connection with such issuance). Within seven (7) Business Days following the receipt of the Preemptive Right Notice, the Investor may, by delivery of a written notice of acceptance to the Company (the “Acceptance Notice”), elect to purchase all, or any portion, of the Preemptive Right Shares that the Investor is entitled to purchase for the price indicated in the Preemptive Right Notice. The failure to so respond in writing within such seven (7) Business Day period by the Investor shall constitute a waiver of its rights under this Section 6 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances of New Securities. Upon the Company’s issuance of any Preemptive Right Shares, such Preemptive Right Shares shall be validly issued, fully paid and nonassessable, duly authorized by all necessary corporate action of the Company.

6.3 Registration Rights. If the Preemptive Right Shares are not issued to the Investor pursuant to an effective Registration Statement, and upon the Company’s issuance of any Preemptive Right Shares to the Investor, such Preemptive Right Shares have not been registered under an effective Registration Statement, then the Company shall, as soon as practicable, but in any event within 90 days of such issuance of such Preemptive Right Shares to the Investor, prepare and file with the SEC a Registration Statement covering the resale of such Preemptive Right Shares.

7. Miscellaneous.

7.1 Governing Law; Submission to Jurisdiction. The law, including the statutes of limitation, of the State of New York shall govern this Agreement, the interpretation and enforcement of its terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to it or its negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the law of any other jurisdiction.

7.2 Dispute Resolution. The parties agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be arbitrated pursuant to the provisions of the Rules of Arbitration of the International Chamber of Commerce (the “ICC Arbitration Rules”), by three arbitrators (the “Tribunal”) appointed in accordance with the ICC Arbitration Rules (the “Arbitration”). The arbitration will be conducted in English, and shall take place in New York, New York or such other location as the parties and the Tribunal may agree. The arbitral award (the “Award”) shall (a) be rendered within 120 days after the Tribunal’s acceptance of its appointment; (b) be delivered in writing; (c) state the reasons for the Award; (d) be the sole and exclusive final and binding remedy with respect to the Dispute between and among the parties without the possibility of challenge or appeal, which are hereby waived; and (e) be accompanied by a form of judgment. The Award shall be deemed an award of the United States, the relationship between the parties shall be deemed commercial in nature, and any Dispute arbitrated pursuant to this Section 7.2 shall be deemed commercial. The Tribunal shall have the authority to grant any equitable or legal remedies, including entering preliminary or permanent injunctive relief; provided, however, that the Tribunal shall not have the authority to award (and the parties waive the right to seek an award of) punitive or exemplary damages.

7.3 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

7.4 Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant party set forth on Exhibit B attached hereto and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Any party may change its address by giving notice to the other parties in the manner provided above.

7.5 Entire Agreement. This Agreement, the Purchase Agreement (once executed), the Joint Venture Agreement, the Preferred Distributor Agreement and the Commercial Cooperation Agreement (including all exhibits hereto and thereto) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto. Notwithstanding anything to the contrary contained herein or elsewhere, Section 7.16 of this Agreement shall supersede and replace in its entirety Section 13.9 of the Purchase Agreement.

7.6 Amendments. No provision in this Agreement shall be modified or amended except in a writing executed by an authorized representative of each of the parties the Company and the Investor.

7.7 Interpretation. When a reference is made in this Agreement to a section, subsection, article, exhibit or schedule such reference shall be to a section, subsection, article, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any exhibit or schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any exhibit or schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa. This Agreement has been prepared jointly and will not be construed against either party.

7.8 Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction; provided that the parties shall consult and use all reasonable best efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.

7.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Investor or the Company without (a) the prior written consent of the Company in the case of any assignment by the Investor (other than to the SPV) or (b) the prior written consent of the Investor in the case of an assignment by the Company, in each case, which consent shall not be unreasonably withheld or delayed.

7.10 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assignees of the parties.

7.11 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, pdf or other electronic format, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7.12 Fees and Expenses. Except as otherwise provided herein and therein, all fees and expenses incurred in connection with or related to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

7.13 Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of any party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any party hereto.

7.14 Remedies. The rights, powers and remedies of the parties under this Agreement are cumulative and not exclusive of any other right, power or remedy which such parties may have under any other agreement or Law. No single or partial assertion or exercise of any right, power or remedy of a party hereunder shall preclude any other or further assertion or exercise thereof.

7.15 Specific Performance. The parties hereby acknowledge and agree that the rights of the parties hereunder are special, unique and of extraordinary character, and that if any party refuses or otherwise fails to act in accordance with the provisions of this Agreement, such refusal or failure would result in irreparable injury to the Company or the Investor as the case may be, the exact amount of which would be difficult to ascertain or estimate and the remedies at law for which would not be reasonable or adequate compensation. Accordingly, if any party refuses or otherwise fails to act in accordance with the provisions of this Agreement, then, in addition to any other remedy which may be available to any damaged party at law or in equity, such damaged party will be entitled to obtain specific performance and injunctive relief, without posting bond or other security, and without the necessity of proving actual or threatened damages, which remedy such damaged party will be entitled to seek in any court of competent jurisdiction. Each party hereto hereby further waives any defense in any action for specific performance that a remedy at law would be adequate.

7.16 Confidentiality. The Investor shall, and shall cause its Representatives to, keep confidential any information (including oral, written and electronic information) concerning the Company, its subsidiaries or its Affiliates that may be furnished to the Investor or its Representatives by or on behalf of the Company or any of its Representatives pursuant to this Agreement (the “Confidential Information”) and to use the Confidential Information solely in connection with the Investor’s investment in the Company; provided that the Confidential Information will not include information that (a) is, was or becomes available to the public (other than as a result of a breach of any confidentiality obligation by the Investor), (b) is or has been independently developed or conceived by the Investor without use of the Confidential Information or (c) is or has been made known or disclosed to the Investor by a Third Party without a breach of any confidentiality obligations such Third Party has to the Company that is known to the Investor; provided further that, the Investor may disclose the Confidential Information (i) to its Representatives in connection with its investment in the Company, (ii) to any prospective purchaser of any shares of Common Stock from the Investor and their respective Representatives, provided that such prospective purchaser agrees to be bound by a confidentiality or non-disclosure agreement with the Investor that is no less restrictive than the confidentiality obligations set forth herein and within seven (7) days of providing any Confidential Information to any such prospective purchaser, the Investor provides notice to the Company identifying such prospective purchaser, (iii) to any Investor’s Affiliates and their respective Representatives, in each case in the ordinary course of business (provided that the recipients of such Confidential Information are subject to a confidentiality and non-disclosure obligation no less restrictive than the confidentiality obligations set forth herein), or (iv) as may otherwise be required by law or legal, judicial or regulatory process, provided that the Investor provides prompt prior written notice to the Company notifying the Company of the manner, scope and justification for such disclosure.

7.17 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as may be reasonably required or desirable in order to carry out the intent and accomplish the purposes of this Agreement.

7.18 Termination. Any of Investor’s obligations set forth in this Agreement shall terminate once such Person no longer holds, directly or indirectly, any equity interest or voting power in the Company. This Agreement shall automatically terminate if the Second Closing does not occur on or prior to November 30, 2023. Section 7.16 shall survive the termination of this Agreement for two (2) years.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

BLOOM ENERGY CORPORATION

By:	/s/ Gregory Cameron
Name:	Gregory Cameron
Title:	EVP, Chief Financial Officer

Signature Page to Investor Agreement

IN WlTNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

By:	/s/ Kyung-il Park
Name:	Kyung-il Park
Title:	Chief Executive Officer

Signature Page to Investor Agreement

EXHIBIT A

FORM OF IRREVOCABLE PROXY

[In order to secure the performance of the duties of the undersigned pursuant to Section 4.1 of the Investor Agreement, dated as of [     ], 2021 (the “Agreement”), by and between Bloom Energy Corporation (the “Company”) and [     ] (the “Investor”), the undersigned hereby irrevocably appoints [     ] and [     ], and each of them, the attorneys, agents and proxies, with full power of substitution in each of them, for the undersigned, and in the name, place and stead of the undersigned, to vote (or cause to be voted) or, if applicable, to give consent, in such manners as each such attorney, agent and proxy or his substitute shall in his sole discretion deem proper to record such vote (or consent) in the manners, and with respect to such matters as set forth in Section 4.1 of the Agreement (but in any case, in accordance with any written instruction from the undersigned, properly delivered under Section 4.1 of the Agreement, to vote or give consent as contemplated by Section 4.1 of the Agreement) with respect to all voting securities (whether taking the form of shares of Class A Common Stock, par value $0.0001 per share, or other voting securities of the Company), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting or, if applicable, to give written consent with respect thereto. This proxy is coupled with an interest, shall be irrevocable and binding on any successor in interest of the undersigned and shall not be terminated by operation of law upon the occurrence of any event. This proxy shall operate to revoke and render void any prior proxy as to voting securities heretofore granted by the undersigned which is inconsistent herewith. Notwithstanding anything to the contrary contained herein, this proxy shall (i) at all times be subject to Section 4.3 of the Agreement and (ii) terminate upon the earlier of the expiration or termination of the Standstill Term (as defined in the Agreement) and the voting agreement set forth in Section 4.1 of the Agreement.]

[●]

By:
Name:
Title:

EXHIBIT B NOTICE ADDRESSES

Company

Bloom Energy Corporation

Address:	4353 North First Street San Jose, CA 95134

Attention:	Shawn Soderberg, General Counsel
Telephone:	408-543-1191
Email:	Shawn.Soderberg@bloomenergy.com

with a copy, with shall not constitute notice, to:

Latham & Watkins LLP

Address:	140 Scott Drive Menlo Park, CA 94025

Attention:	Tad Freese
Telephone:	650-463-3060
Email:	Tad.Freese@lw.com

Investor

SK ecoplant Co., Ltd.

Address:	19, Yulgok-ro 2-gil, Jongno-gu Seoul 03143, Korea

Attention:	Wang Jae Lee, Head of Hydrogen Business Center
Telephone:	+822 3700 7912
Email:	justinwlee@sk.com

with a copy, with shall not constitute notice, to:

Dechert LLP

Address:	31/F Jardine House One Connaught Place Central, Hong Kong

Attention:	David K. Cho
Telephone:	+852 3518 4797
Email:	david.cho@dechert.com